SCHEDULE II

COMPANIES AND SERIES

Company	Series of Company
Security Equity Fund

Large Cap Core Series

Mid Cap Value Series

Small Cap Growth Series

Large Cap Concentrated Growth Series

Small Cap Value Series

Mid Cap Value Institutional Fund

MSCI EAFE Equal Weight Series

Enhanced World Equity Series

Security Mid Cap Growth Fund	Mid Cap Growth Series

Security Large Cap Value Fund	Large Cap Value Institutional Fund Large Cap Value Series

Security Income Fund	U.S. Intermediate Bond Series High Yield Series Municipal Income Series Total Return Bond Series Macro Opportunities Series Floating Rate Strategies Series

SBL Fund	Series A Series B Series C Series D Series E Series F Series J Series M Series N Series O Series P Series Q Series V Series X Series Y